Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on July 9, 2025

Registration Statement No. 333-275606-06

** FULL PRICING DETAILS ** $914.15mm GMCAR 2025-3 (Prime Auto Loan)

Joint Bookrunners: Scotia (structuring), BofA, SMBC, SocGen, Wells Fargo

Co-Managers: Citi, Credit Ag, Seelaus

-Anticipated Capital Structure-

CL	$AMT (MM)	WAL**	S/F*	P-WIN	E-FIN	L-FIN	Bench	Spread	Yield	CPN	Price
=========================================================================================================================================
A-1	174.74	0.24	A-1+/F-1+	1-6	01/16/26	07/16/26	I-CRV	+12	4.478%	4.478%	100.00000
A-2A	205.48	1.05	AAA/AAA	6-20	03/16/27	06/16/28	I-CRV	+30	4.365%	4.320%	99.99407
A-2B	122.00	1.05	AAA/AAA	6-20	03/16/27	06/16/28	SOFR30A	+30			100.00000
A-3	327.48	2.47	AAA/AAA	20-42	01/16/29	08/16/30	I-CRV	+36	4.218%	4.180%	99.99672
A-4	55.31	3.65	AAA/AAA	42-44	03/16/29	09/16/31	I-CRV	+46	4.340%	4.300%	99.99571
B	15.04	3.67	AA/AA	44-44	03/16/29	09/16/31	I-CRV	+70	4.581%	4.530%	99.97342
C	14.10	3.67	A/A	44-44	03/16/29	01/18/33	I-CRV	+90	4.781%	4.730%	99.98635
==============================================================================================================

* Minimum Expected Ratings

** WAL to call assumes a prepayment speed of 1.30% and 10% cleanup

-Transaction Details-

* Offering Size: $914.15mm

* Registration: Sec Registered

* ERISA Eligible: Yes

* BBG Ticker: GMCAR 2025-3

* Expected Ratings: S&P / Fitch

* Expected Pricing: PRICED

* Expected Settlement: 07/16/25

* First Payment Date: 08/18/25

* Pricing Speed: 1.30% ABS

* Min Denoms: $1k x $1k

* RR Compliance: US-Yes, EU-No, UK-No

* Bill and Deliver: Scotiabank

* Roadshow: www.dealroadshow.com

Passcode (Case Sensitive): GMCAR253

Direct Link: www.dealroadshow.com/e/GMCAR253

* IntexNet/CDI:

Dealname: scotiagmcar253_base

Password: 2YK7

CUSIPS:

A1 379957AA1

A2A 379957AB9

A2B 379957AC7

A3 379957AD5

A4 379957AE3

B 379957AF0

C 379957AG8

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-372-3930.